Sipex Corporation
Separation Agreement and General Release

This Separation Agreement and General Release (this “Agreement”) is made by and between Richard C. Hawron (“Employee”) and Sipex Corporation, a Delaware corporation (the “Company”). Employee and the Company are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, the Employee and the Company entered into an Employment Agreement dated January 23, 2004, (“the Employment Agreement”);

WHEREAS, the Company and Employee entered into certain stock option agreements (i) effective December 17, 2004 under the 1999 Stock Option Plan (ii) effective February 2, 2004, under the 2000 Non-Qualified Stock Option Plan  and (iii) a Stand Alone Stock Option Agreement effective October 19, 2005, all granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 1999 and 2000 Stock Option Plans and the Stock Option Agreement (collectively, the “Stock Agreements”);

WHEREAS, Employee’s employment with the Company will terminate on January 19th, 2007 (Termination Date);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Termination of Employment. Company and Employee acknowledge and agree that Employee’s employment with the Company will terminate on January 19, 2007 (the “Termination Date”).

2. Consideration.

(a) Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock which Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, the Employee will be considered to have vested fully in 100% of those options already issued to the Employee in the Stock Agreements only up to the Termination Date.

The exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Agreements.

(b) Benefits. Employee’s health insurance benefits will terminate on January 31, 2007 subject to Employee’s right to continue his health insurance under COBRA. The Employee has the option, at the Employee’s own expense, to extend the health insurance coverage currently provided by the Company for a period of 18 months from the Termination Date pursuant to the terms and conditions of COBRA. The Employee acknowledges that the Employee has sixty (60) days from the Termination Date (or receipt of this notice, whichever is later) to notify the Company in writing of the Employee’s election to so continue such coverage. Employee’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options) ceased on the Termination Date.

(c) Tax Treatment. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement, including the payment made to Employee’s attorney. Employee agrees and understands that, with the exception of the employer withholding addressed in paragraph 1(a) above, he is responsible for payment of any local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney fees.

3. Confidential Information. Employee shall continue to comply with the terms and conditions of the Confidentiality Agreement (a copy of which is attached hereto as Exhibit A) and maintain the confidentiality of all of the Company’s confidential and proprietary information. Employee shall also return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and other information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of this Agreement. Such information includes, but is not limited to, all customer lists, equipment, records, data, notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, materials, or other documents or property belonging to the Company, that were in the Employee’s possession or control. The Employee represents that the Employee has not retained reproductions or copies of any of the above, whether in tangible, electronic, or other form.

4. Payment of Salary. Employee acknowledges and represents that the Company has paid the Employee all salary, wages, bonuses, incentive pay, commissions, profit-sharing, reimbursable expenses, accrued vacation, interest, stock, stock options, outplacement costs, fees and any and all other benefits and compensation due to Employee. The Employee acknowledges that the Company does not owe the Employee any additional amount (other than the consideration provided for in paragraph 1 of this Agreement) and will not owe the Employee any additional amounts based on the occurrence of any future events.

5. Release of Claims. The Parties agree that the foregoing consideration represents settlement in full of all outstanding obligations owed by each party to the other, including their respective current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). The Parties, on behalf of themselves and on behalf of their respective current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, heirs, family members, executors, agents, and assigns, hereby fully and forever release each other and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that they may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company or the termination of that relationship (with the exception of any claims for unemployment or workers’ compensation to the extent applicable law provides that those claims may not be released);

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of the federal, or any state, constitution, and claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code;

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(f) any and all claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee, as a result of this Agreement; and

(e) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding, the Parties agree that nothing herein shall constitute a waiver or release of any claims the Company may have against Employee for fraud, embezzlement, or any other criminal conduct. This release does not extend to any obligations incurred under this Agreement.

6. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d) this ADEA waiver shall not be effective until the revocation period has expired; and,

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7. Civil Code Section 1542. The Parties represent that they are not aware of any claims against any of the Releasees. The Parties also acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of this code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. The Parties represent that they have no lawsuits, claims, or actions pending in their respective names, or on behalf of any other person or entity, against the other party or any of the other Releasees. The Parties also represent that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the other party or any of the other Releasees.

9. Nondisparagement. The Employee agrees to refrain from any defamation, libel or slander of the Company or its products, services, officers, directors, employees, or other representatives. The Employee further agrees to refrain from any tortious interference with the contracts and relationships of the Company. All inquiries by potential future employers of Employee will be directed to Sipex’s Human Resources Department, and the Company will only state the following: Employee’s last position and dates of Employment, and any other information and/or documentation legally required to be disclosed.

10. Confidentiality of this Agreement. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which the Company relied in entering into this Agreement. Employee agrees to use his best efforts to maintain in confidence the contents and terms of this Agreement, including the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee is permitted to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

11. No Cooperation With Third Parties. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other party and/or any officer, director, employee, agent, representative, shareholder or attorney of Company, unless under a subpoena or other court order to do so. Employee further agrees to immediately notify Stuart Schneck, General Counsel of the Company, upon receipt of any such court order, subpoena, or any legal discovery device, including any such court order, subpoena or legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement. Employee further agrees to furnish, within three (3) business days of its receipt, a copy of such court order, subpoena or legal discovery device to the Company. Notwithstanding the foregoing or any other provision of this Agreement, each Party understands and agrees that both the Company and Employee shall cooperate fully with the Securities and Exchange Commission with respect to any inquiry or investigation it undertakes in connection with the Matter of Sipex Corporation (SF2938), any other governmental investigations or actions that might be brought by the Securities and Exchange Commission or the Department of Justice or any related issues. Notwithstanding, nothing herein shall be construed so as to limit Employee’s right to assert any constitutional rights or privileges he may enjoy in connection with said investigations, actions or matters.

12. Cooperation with Company. Employee agrees that Employee shall cooperate fully with the Company in the resolution of any matters in which Employee was involved in during the course of Employee’s employment, or about which Employee has knowledge, including but not limited to any inquiry or investigation undertaken by the Securities and Exchange Commission with respect to the Matter of Sipex Corporation (SF2938), any other governmental investigations or actions that might be brought by the Securities and Exchange Commission or the Department of Justice any other legal matters, including the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees.

Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to consult with the Company regarding legal matters in which Employee has been involved or about which Employee has knowledge; assisting the Company in preparing for any proceeding related to such matters (including, without limitation, depositions, consultation, discovery, hearings or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, hearing, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any hearing, litigation or other legal proceeding affecting the Company.  Employee further agrees that should Employee be contacted (directly or indirectly) by any person or entity adverse to the Company, or any representative of such person or entity, Employee shall promptly (no later than within 48 hours of such contact), notify Stuart Schneck, General Counsel at the Company.  Employee shall be reimbursed for any documented and reasonable fees and expenses incurred in connection with providing such cooperation under this Section. Specifically, the Company agrees that it shall reimburse Employee for his time at the hourly rate of $125 per hour, provided that in order to be reimbursed, and Company request for service or assistance must be made in writing. Notwithstanding, nothing herein shall be construed so as to limit Employee’s right to assert any constitutional rights or privileges he may enjoy in connection with said investigations, actions or matters.

13. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

14. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties, previously or in connection with this Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either party of any fault or liability whatsoever to the other party or to any third party. This Agreement will be given the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

15. Breach. The Parties acknowledge and agree that any breach of any provision of this Agreement, except as permitted by paragraph 6(e), shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and/or cease the consideration provided to Employee under this Agreement.

16. Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Agreement.

17. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to the Parties’ obligations under this Agreement and the agreements incorporated herein by reference.

18. Attorney’s Fees. If any action at law or in equity is brought to interpret or enforce the terms of this Agreement, the prevailing party will be entitled to recover its costs and expenses from the other party, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such action, in addition to any other relief to which such prevailing party may be entitled.

19. Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and the Employee’s relationship with the Company, and supersedes and replaces any and all prior understandings, negotiations and agreements, written or oral, concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, and the Stock Agreements.

20. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

21. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

22. No Waiver. The failure of the Company insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred

23. Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

24. Governing Law. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of California, without regard for choice-of-law provisions.

25. Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed following the date Employee signed the Agreement, provided Employee does not revoke the Agreement before that time per paragraph 6(c), (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Sipex Corporation
Dated: January 15, 2007 /s/ Richard Hawron Signature	Dated: January 15, 2007 By: /s/ James G. Chalmers

Richard Hawron Printed Name	James G. Chalmers V.P H.R. Printed Name and Title

Address:	Address: 233 South Hillview Drive Milpitas CA 95035